EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Belk, Inc:

We consent to the incorporation by reference in the registration statement (No. 333-103762) on Form S-8 of Belk, Inc. of our report dated March 13, 2003, with respect to the consolidated balance sheets of Belk, Inc. and subsidiaries (the Company) as of February 1, 2003 and February 2, 2002, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended February 1, 2003, which report appears in the February 1, 2003, annual report on Form 10-K of the Company.

As discussed in note 1 to the consolidated financial statements, the Company changed its method of accounting for derivative instruments and hedging activities during the year ended February 2, 2002.

/s/ KPMG LLP

Charlotte, North Carolina

April 22, 2003